Exhibit 10.7

November 7, 2017

[personal address]

Dear Michelle,

On behalf of INC Research/inVentiv Health, I am pleased to offer you the position of President, Commercial Division, reporting to Alistair Macdonald. This offer is contingent upon your execution of the INC Confidentiality Agreement and Non
Solicitation Agreement and successful completion of our background investigation to include reference checking, drug screening, and check of educational and employment credentials. You are required to provide appropriate documentation for the completion of your new hire forms, including proof that you are presently eligible to work in the United States.

Assuming favorable results from the above, and that you choose to accept our offer, your target start date is December 1, 2017. Your base salary will be 500,000 US Dollars (USO) annually, less equivalent taxes and withholding.

As President, Commercial Division, you will become eligible to participate in the INC Research, LLC Management Incentive Plan (MIP) effective January 1, 2018. The MIP is designed to reward eligible employees an annual cash incentive, at the discretion of the Board of Directors. Your annual MIP target will be 50% of your annual base salary.

The MIP is designed to reward eligible employees for achieving performance goals established annually. MIP payouts can potentially range from zero to 200% of your target, adjusted by any applicable pro-ration. A summary of the plan will be provided to you shortly after you join the company.

You will be granted an equity award equivalent to the value of 150,000 US Dollars (USO), consisting of Restricted Stock Units (RSUs) at the commencement of your employment. The RSUs will vest equally over three years following the grant date pursuant to the terms and conditions of the INC Research Holdings, Inc. 2014 Equity Incentive Plan and shall otherwise be on the terms and conditions set forth in the Global Restricted Stock Unit Award Agreement attached Herera as Exhibit A.

You will also be eligible to receive a 250,000 US Dollar (USO) sign-on payment, payable in two installments, 50% on March 31, 2018 and 50% on December 1, 2018. Each sign-on payment will be repayable by you to the Company if you voluntarily resign without Good Reason from the Company within 18 months from the date of each respective payment.

Summary of Employment Offer Key Terms

Compensation:

Base Salary:		$500,000
Annual Incentive Plan:	50% target	$250,000
Long Term Incentive*:	150% target	$750,000
Total		$1,500,000
Hiring Grant Value (12/1)		$150,000
Sign-on Payment**		$250,000

*Long Term Incentive comprised of 100% Restricted Stock Units which vest equally over three years.

**Sign-on Payment payable in 2 installments (50% March 31, 2018 and
50% Dec. 1, 2018)

The Company will also provide you severance benefits. If your employment is terminated by the Company for any reason other than death, disability or Cause or you resign for Good Reason, you will be entitled to receive a lump-sum cash amount, within 60 days of your termination date, equal to the sum of your annual base salary plus your target bonus amount in effect on the Date of Termination, and, if you elect COBRA coverage, you will be entitled to a lump-sum cash amount equal to the cost of six months of COBRA coverage. In addition, any obligation to repay the sign on payment described in the immediately preceding full paragraph will lapse.

"Cause" means the occurrence of any of the following with respect to you: (i)
your breach of any fiduciary duty or legal or contractual obligation to the Company or to the Board; (ii) your failure to follow the reasonable instructions of the Board or your direct supervisor; (iii) your negligence, misconduct, fraud, insubordination or acts of dishonesty relating to the Company; or (iv) your commission of any misdemeanor solely relating to the Company or of any felony.

"Good Reason" means the occurrence, without your express written consent, of any of the following events: (i) any reduction in your annual base salary or MIP target bonus percentage; or (ii) a requirement that you relocate to a principal place of employment more than fifty (50) miles from your current office location, (iii) a material adverse change to the your title or a material reduction in your authority, job duties or responsibilities; or (iv) material breach of the terms of this offer letter.

The Company will pay any reasonable legal fees incurred by you in connection with the negotiation of this Offer letter.

The Company also agrees to indemnify and hold you harmless against any and all loss, liability and expense actually and reasonably incurred in connection with an actual or threatened civil action, claim, or proceeding (an "Action") brought against you by reason of being an employee of the Company, to the extent that such an Action arises out of or relates to the alleged misappropriation of trade secrets or confidential information .
Payment by the Company shall be available only if all of the following conditions are met to the satisfaction of the Company, in its sole discretion: 1) You are an active employee of the Company at the time the Action is commenced; 2) Your actions or omissions were within the scope of your Company duties and authority; 3) Your actions or omissions were in good faith, and in a manner reasonably believed to be lawful and in the best interests of the Company; 4) Your acts or omissions did not constitute dishonesty, gross negligence, or willful misconduct, and you did not receive any financial profit or advantage to which you were not legally entitled; 5) Prior to your hire date, you fully disclosed to the Company any covenant not to compete, not to solicit, or not to disclose confidential information with any former employer; 6) A copy of any summons, complaint, notice, demand, letter, or other document or pleading in the Action, or a writing setting forth the substance of any claim, complaint or charge made orally, was delivered to the Company's General Counsel within seven days after receipt of such by you; and 7) You do not at any time disclose or use in bad faith any trade secrets from a former employer in the performance of your duties at the Company that directly relates to the subject matter of the Action.

Please understand it is the policy of the Company not to solicit or accept proprietary information and/or trade secrets of other companies or third parties. If you have or have had access to trade secrets or other confidential, proprietary information from your former employer or another third party, the disclosure or the use of such information in performing your duties at the Company is prohibited. This may include, but is not limited to, confidential or proprietary information in the form of documents, magnetic media, software, customer lists, and business plans or strategies. By signing below, you represent that you have already advised the Company of any restrictions on your ability to work for the Company, such as any covenants not to compete or solicit with any former employers, or any other obligation to a former employer that would restrict your ability to fully perform the duties of the position offered to you by the Company.

We greatly look forward to having you join our Company and become a member of our team. However, we recognize that you retain the option, as does the Company, of ending your employment with the Company at any time, with or without notice and with or without cause. As such, your employment with the Company is at-will and neither this letter nor any other oral or written representation may be considered a contract for any definite or specific period of time.

If you wish to accept this offer, please sign below and return the fully executed letter to us. You should keep one copy of this letter for your own records. Should you have any questions about starting with the Company, please do not hesitate to contact me or Catherine Baritell directly. We are happy to assist in making your employment transition as smooth as possible. Congratulations and welcome to INC Research/inVentiv Health.

Sincerely,

/s/ Christopher L. Gaenzle____
Christopher L. Gaenzle

Chief Administrative Officer & General Counsel INC Research/inVentiv Health

Signed: /s/ Michelle Keefe______________________ Date: November 7, 2017